Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces First Quarter 2017 Financial and Operating Results;

New Bakken Expansion Projects to Support Record Arrow Volumes;

Delaware Permian Nautilus Gathering System

On-Track for Early In-Service Date

HOUSTON, TEXAS, May 2, 2017 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood Equity” or “Crestwood”) reported today its financial and operating results for the three months ended March 31, 2017.

First Quarter 2017 Highlights1

•	First quarter 2017 net loss of $19.4 million, compared to a net loss of $93.7 million in first quarter 2016; Net loss for the first quarter 2017 included $37.3 million of expense related to the early redemption of Senior Notes; Net loss for the first quarter 2016 included $109.7 million of non-cash charges for goodwill impairments

•	First quarter 2017 Adjusted EBITDA of $90.9 million, compared to $120.0 million in the first quarter 2016; Adjusted EBITDA for the first quarter 2017 reflects the deconsolidation of Stagecoach Gas Services compared to the first quarter 2016 which included 100% contribution

•	First quarter 2017 distributable cash flow of $59.4 million, compared to $78.8 million in first quarter 2016. The first quarter 2017 coverage ratio was approximately 1.4x

•	First quarter 2017 O&M and G&A expenses, net of non-cash unit based compensation, were reduced by $7.5 million, or 12% from first quarter 2016

•	Declared first quarter 2017 cash distribution of $0.60 per common unit, or $2.40 per common unit on an annualized basis, to be paid on May 15, 2017 to unitholders of record as of May 8, 2017

•	Completed a $500 million 5.75% unsecured Senior Note offering due 2025 and retired all outstanding 6.00% Senior Notes due 2020 and 6.125% Senior Notes due 2022; Extends debt maturity schedule and saves approximately $6 million of annual interest expense

Capital Project Announcements & Guidance Update

•	Bakken: During the first quarter, Crestwood initiated construction of a new 30 million cubic feet per day (“MMcf/d”) processing plant (“Bear Den Plant”) and associated pipeline (“Bear Den West pipeline”) to meet increasing production volumes from producers on the Arrow system and acreage surrounding the Fort Berthold Indian Reservation (“FBIR”). These projects are in addition to previously announced projects to expand Arrow gathering system capacities and market connections. The first phase of the Bear Den Plant, which is similar in design to the Willow Lake plant Crestwood installed in the Delaware Permian in 2014, and Bear Den West pipeline connecting the plant to the Arrow gas gathering system are expected to cost approximately $115 million and are targeted to be in-service by early fourth quarter 2017. Additionally, as gas and oil volumes on the Arrow system are expected to continue to increase throughout 2017 and 2018, Crestwood is currently finalizing plans to add an additional train of processing capacity at the Bear

[1]

Please see non-GAAP reconciliation table included at the end of the press release. Financial results reflect Crestwood’s contribution of its Northeast Storage and Transportation assets to Stagecoach Gas Services JV (“Stagecoach”) and its 35% share of Stagecoach’s earnings beginning June 2016.

-more-

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Den Plant by the end of the fourth quarter 2018. During the first quarter 2017, Arrow completed its previously announced Phase 1A project, increasing gathering system capacity for oil, gas and water from the area of the FBIR largely being developed by WPX Energy, Inc., Crestwood’s largest producer by volume, and completed the previously announced connection to Dakota Access Pipeline (“DAPL”) which is expected to commence operations in the second quarter 2017. The Arrow/DAPL connection pipeline is supported by new oil service agreements with XTO Energy Inc., Oasis Petroleum Inc. and Hess Corporation.

•	Delaware Permian: Crestwood Permian Basin, a 50%/50% joint venture with First Reserve (“CPJV”), is nearing completion of the initial build-out of the Nautilus gas gathering system and expects to complete the project prior to its planned in-service date of July 1, 2017 for less than the original budget of $90 million. SWEPI, a subsidiary of Royal Dutch Shell and Crestwood’s primary customer on Nautilus, continues to develop the approximately 100,000 acres dedicated to the system in Loving and Ward counties, Texas and currently has five rigs running near the system. Additionally, Crestwood and First Reserve continue to pursue multiple additional growth projects in and around the Nautilus system. Crestwood is also pursuing a number of growth opportunities in and around Crestwood’s existing Willow Lake assets in Eddy and Lea counties, New Mexico, which includes approximately 100,000 dedicated acres in the northern Delaware Permian.

•	Revised FY 2017 Capital Budget: Crestwood’s revised FY 2017 net growth capital budget is expected to be $225 million to $250 million including the new expansion projects in the Bakken. Crestwood remains confident in previously provided FY 2017 guidance ranges for Adjusted EBITDA and Distributable Cash Flow and expects current capital projects to begin generating meaningful cash flow contributions beginning in 2018.

Management Commentary

“While our first quarter 2017 results were in-line with our budget and we maintained a solid leverage ratio and distribution coverage ratio at 3.9x and 1.4x, respectively, the real story is the strengthening of fundamentals across our entire portfolio,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “We delivered strong performance from our Gathering and Processing and Storage and Transportation segments, particularly around our Bakken assets. Increased producer activity and better well performance led to record oil, gas and water volumes on the Arrow gathering system and set the stage for the new Bakken growth projects we announced today. The new gas processing facility will improve market access, net-back gas prices and flow assurance for our Arrow producers who are ramping up their activity levels.”

Mr. Phillips added, “Equally exciting is the progress that our project management and commercial teams have made in the Delaware Permian on our Nautilus gas gathering system and Willow Lake gathering and processing opportunities. We continue to work closely with First Reserve on new expansion opportunities for existing and new customers that will significantly expand our Delaware Permian presence and drive meaningful cash flow growth beginning in 2018 and 2019. Taken together with our expanded 100% owned Bakken operations and the expected rebound of activity in the Marcellus associated with higher gas prices and improving basis differentials around our Stagecoach joint venture with Con Edison, we remain focused on positioning Crestwood for resumption in distribution growth in 2018.”

First Quarter 2017 Segment Results

Gathering and Processing segment EBITDA totaled $66.5 million in the first quarter 2017, compared to $66.9 million in the first quarter 2016, exclusive of 2016 non-cash goodwill impairments noted below. First quarter 2017 G&P segment EBITDA excludes $3.5 million of cash received from the Jackalope

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joint venture under the new minimum revenue agreement that went effective in January 2017 that is currently accounted for as deferred revenue. During the first quarter 2017, average natural gas gathering volumes were 889 MMcf/d, crude oil gathering volumes were 69 thousand barrels per day (“MBbls/d”), processing volumes were 208 MMcf/d and compression volumes were 467 MMcf/d. The G&P segment during the quarter benefited from record gathering volumes on the Bakken system and volume stabilization across the SW Marcellus and Barnett systems compared to the fourth quarter 2016. Crestwood expects growth in gathering volumes in the coming quarters as development activity is accelerated in the Bakken, Delaware Permian and Powder River Basin, additional drilled-but-uncompleted (“DUC”) completions come on-line in the Southwest Marcellus, and volume declines in the Barnett continue to be significantly mitigated by continued well workover activity.

Storage and Transportation segment EBITDA totaled $17.2 million in the first quarter 2017, compared to $51.1 million in the first quarter 2016, exclusive of 2016 non-cash goodwill impairments noted below. The S&T segment reflects lower EBITDA primarily as a result of deconsolidated operating results related to the formation of the Stagecoach Gas Services joint venture in June 2016. During the first quarter 2017, natural gas storage and transportation volumes averaged 2.0 Bcf/d, compared to 1.7 Bcf/d in the first quarter 2016. During the first quarter 2017, Stagecoach Gas Services successfully re-contracted approximately 20% of its storage capacity at attractive rates in-line with management’s expectations. Supply fundamentals in the Northeast Marcellus continue to strengthen due to increased producer production forecasts and there continues to be positive momentum to the regulatory environment that should facilitate further development of critical Northeast pipeline infrastructure. In the Bakken, the COLT Hub contributed EBITDA of $9.6 million as a result of increased spot market business that led to average rail loading of approximately 58 MBbls/d at the facility, or 45% above the current take-or-pay contract levels of 40 MBbls/d. The DAPL connection at COLT Hub is complete, line fill operations have begun, and Crestwood expects incremental pipeline volumes through the facility beginning in the second or third quarter 2017.

Marketing, Supply and Logistics segment EBITDA totaled $16.7 million in the first quarter 2017, compared to $16.6 million in the first quarter 2016, exclusive of non-cash goodwill impairments and changes in the fair value of commodity inventory-related derivative contracts. During the first quarters of 2017 and 2016, respectively, segment EBITDA was negatively impacted by unseasonably warm weather adversely impacting propane and transportation related demand and backwardated NGL pricing on propane inventory. Crestwood remains on schedule to complete the construction of the new rail-to-truck NGL terminal in Montgomery, NY by the summer of 2017, which will increase propane supply reliability into high demand regions of New York. Additionally, several new producer and refinery “keep-dry” agreements were executed during the quarter, which became effective April 1, 2017.

Combined O&M and G&A expenses, net of non-cash unit based compensation, in the first quarter 2017 were reduced by 12%, or $7.5 million, compared to the first quarter 2016.

First Quarter 2017 Business Update

Bakken - Arrow Gathering System

On the Arrow system, average crude oil, natural gas and produced water volumes increased 7%, 9% and 5%, respectively, in the first quarter 2017 compared to volumes in the fourth quarter 2016. During the first quarter 2017, crude oil volumes achieved record daily volumes exceeding 83 MBbls/d as producers accelerated development schedules and connected 26 wells to the system. Crestwood expects to connect an additional 40 to 45 wells to the system during the second quarter 2017. During the first quarter Crestwood spent approximately $10 million of capital to expand natural gas and water handling capabilities. Crestwood expects system upgrades to be complete during the third quarter

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2017 to increase capacity and allow producers to maintain completion schedules of approximately 90 – 100 well completions on the Arrow system in 2017, versus 70 well completions in Crestwood’s 2017 guidance range.

Crestwood has commenced construction of the 30 MMcf/d Bear Den Plant that will provide firm processing capacity to Arrow’s customers. The Bear Den Plant, which is targeted to be pin-service in the fourth quarter of 2017, offers greater flow assurance and competitive netbacks for increasing production volumes from producers on the Arrow system and acreage surrounding the Fort Berthold Indian Reservation. The project is expected to cost approximately $115 million.

Delaware Permian Update

Crestwood is nearing completion of the Nautilus natural gas gathering system for a subsidiary of Royal Dutch Shell (SWEPI) in Loving and Ward counties, Texas. Crestwood expects to complete the project ahead of schedule and under budget, which will enable Shell to accelerate its production plans and drive enhanced project returns for Crestwood. The Nautilus system is owned by the 50%/50% joint venture with First Reserve. The joint venture expects to invest approximately $90 million ($45 million net to Crestwood) for the initial Nautilus system build-out this year. When completed, Crestwood’s total Delaware Permian gathering footprint will include more than 200,000 dedicated acres, 300 miles of gathering lines, and approximately 300 MMcf/d of gathering capacity.

Additionally, increasing activity levels from current Crestwood customers and new producer entrants into the Northern Delaware Basin in New Mexico are driving increasing needs for expansion of Crestwood’s existing 55 MMcf/d of processing capacity on the Willow Lake system, and Crestwood is actively pursuing opportunities to leverage its existing footprint for the benefit of producers in the area.

Capitalization and Liquidity Update

As of March 31, 2017, Crestwood had approximately $1.6 billion of debt outstanding, comprised of $1.2 billion of fixed-rate senior notes and $382 million outstanding under its $1.5 billion revolving credit facility. In March 2017, Crestwood issued $500 million of 5.75% unsecured Senior Notes due 2025 in a private offering. The net proceeds from the offering, along with borrowings under Crestwood’s credit facility, were used to redeem outstanding 6.00% Senior Notes due 2020 and 6.125% Senior Notes due 2022. This issuance allowed Crestwood to extend its nearest senior note maturity to 2023 and will result in approximately $6 million of annual interest expense savings. Crestwood’s leverage ratio was approximately 3.9x as of March 31, 2017.

Crestwood currently has 68.1 million preferred units outstanding (par value of $9.13 per unit) which pay an annual distribution of 9.25% payable quarterly in cash or through the issuance of additional preferred units. On May 15, 2017, holders of the preferred units will receive 1.6 million additional preferred units related to the first quarter 2017 distribution declared.

Upcoming Conference Participation

Crestwood Management will participate in the following conferences during the second quarter 2017. Prior to the each conference presentation materials will be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	MLPA 2017 Annual Investor Conference on May 31 – June 2, 2017 at the Hyatt Regency in Orlando, Florida. Robert G. Phillips, Chairman, President and Chief Executive Officer, will make a formal presentation at approximately 8:40 a.m. Eastern Time on Friday, June 2, 2017

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•	Bank of America Merrill Lynch Energy Credit Conference on June 6 – 7, 2017, in New York, NY

•	JPMorgan Energy Equity Conference on June 26 – 28, 2017, in New York, NY

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Participants may connect to the webcast via the “Presentations” page of Crestwood’s Investor Relations website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

First Quarter 2016 Impairments

Generally Accepted Accounting Principles (“GAAP”) require Crestwood to record the assets and goodwill in business segments at fair value when acquired, and to continually assess the recoverability of assigned values, including goodwill. As a result of its goodwill assessment for the first quarter of 2016, Crestwood recorded impairments of $109.7 million, related to its southwest Marcellus, COLT Hub and Marketing, Supply and Logistics assets. These non-cash impairments primarily resulted from increasing the discount rate utilized in determining the fair value of these assets when taking into consideration the estimated impact of lower commodity prices on the midstream industry in general and Crestwood’s customers, and the impact these and other factors had during the quarter on Crestwood’s common unit price during the first quarter 2016.

Non-GAAP Financial Measures

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

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About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues:
Gathering and processing	$368.1	$238.2
Storage and transportation	10.0	59.4
Marketing, supply and logistics	449.5	237.7
Related party	0.5	0.7

Total revenues	828.1	536.0
Costs of product/services sold:
Gathering and processing	312.5	175.5
Storage and transportation	—	2.9
Marketing, supply and logistics	366.9	180.7
Related party	4.1	4.3

Total costs of products/services sold	683.5	363.4
Expenses:
Operations and maintenance	33.7	41.8
General and administrative	26.4	23.0
Depreciation, amortization and accretion	48.4	62.3

	108.5	127.1
Other operating expenses:
Goodwill impairment	—	(109.7)

Operating income (loss)	36.1	(64.2)
Earnings from unconsolidated affiliates, net	8.1	6.5
Interest and debt expense, net	(26.5)	(36.1)
Loss on modification/extinguishment of debt	(37.3)	—
Other income, net	0.1	0.1

Loss before income taxes	(19.5)	(93.7)
Benefit for income taxes	0.1	—

Net loss	(19.4)	(93.7)
Net income attributable to non-controlling partners	6.1	5.9

Net loss attributable to Crestwood Equity Partners LP	(25.5)	(99.6)
Net income attributable to preferred units	17.8	1.6

Net loss attributable to partners	$(43.3)	$(101.2)

Subordinated unitholders’ interest in net loss	$—	$—

Common unitholders’ interest in net loss	$(43.3)	$(101.2)

Net loss per limited partner unit:
Basic	$(0.62)	$(1.47)

Diluted	$(0.62)	$(1.47)

Weighted-average limited partners’ units outstanding (in thousands):
Basic	69,697	68,912
Dilutive units	—	—

Diluted	69,697	68,912

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	March 31, 2017	December 31, 2016
	(unaudited)
Cash	$1.0	$1.6
Outstanding debt:
Crestwood Midstream Partners LP (a)
Revolving Credit Facility	$381.7	$77.0
Senior Notes	1,213.8	1,475.2
Other	3.4	5.5

Subtotal	1,598.9	1,557.7
Less: deferred financing costs, net	33.8	34.0

Total debt	$1,565.1	$1,523.7

Total partners’ capital	$2,477.3	$2,539.0

Crestwood Equity Partners LP partners’ capital
Common units outstanding	70.1	69.5

(a)	CEQP and its subsidiaries do not provide credit support or guarantee any amounts outstanding under the credit facility or senior notes of Crestwood Midstream.

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,
	2017	2016
EBITDA
Net loss	$(19.4)	$(93.7)
Interest and debt expense, net	26.5	36.1
Loss on modification/extinguishment of debt	37.3	—
Benefit for income taxes	(0.1)	—
Depreciation, amortization and accretion	48.4	62.3

EBITDA (a)	$92.7	$4.7
Significant items impacting EBITDA:
Unit-based compensation charges	7.3	4.5
Goodwill impairment	—	109.7
Earnings from unconsolidated affiliates, net	(8.1)	(6.5)
Adjusted EBITDA from unconsolidated affiliates, net	15.6	9.1
Change in fair value of commodity inventory-related derivative contracts	(18.6)	(2.7)
Significant transaction and environmental related costs and other items	2.0	1.2

Adjusted EBITDA (a)	$90.9	$120.0
Distributable Cash Flow
Adjusted EBITDA (a)	$90.9	$120.0
Cash interest expense (b)	(25.0)	(34.4)
Maintenance capital expenditures (c)	(2.3)	(4.5)
Benefit for income taxes	0.1	—
Deficiency payments	(0.5)	1.5

Distributable cash flow attributable to CEQP	63.2	82.6
Distributions to Niobrara Preferred	(3.8)	(3.8)

Distributable cash flow attributable to CEQP common (d)	$59.4	$78.8

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense less amortization of deferred financing costs plus bond premium amortization.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, and deficiency payments (primarily related to deferred revenue). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,
	2017	2016
EBITDA
Net cash provided by operating activities	$58.9	$134.3
Net changes in operating assets and liabilities	15.2	(50.6)
Amortization of debt-related deferred costs, discounts and premiums	(1.8)	(1.7)
Interest and debt expense, net	26.5	36.1
Unit-based compensation charges	(7.3)	(4.5)
Goodwill impairment	—	(109.7)
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	0.3	0.8
Deferred income taxes	0.6	0.1
Benefit for income taxes	(0.1)	—
Other non-cash (income) expense	0.4	(0.1)

EBITDA (a)	$92.7	$4.7
Unit-based compensation charges	7.3	4.5
Goodwill impairment	—	109.7
Earnings from unconsolidated affiliates, net	(8.1)	(6.5)
Adjusted EBITDA from unconsolidated affiliates, net	15.6	9.1
Change in fair value of commodity inventory-related derivative contracts	(18.6)	(2.7)
Significant transaction and environmental related costs and other items	2.0	1.2

Adjusted EBITDA (a)	$90.9	$120.0

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

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CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Gathering and Processing
Revenues	$398.9	$259.4
Costs of product/services sold	316.6	179.8
Operations and maintenance expense	17.4	17.8
Goodwill impairment	—	(8.6)
Earnings from unconsolidated affiliate, net	1.6	5.1

EBITDA	$66.5	$58.3
Storage and Transportation
Revenues	$11.8	$59.8
Costs of product/services sold	—	2.9
Operations and maintenance expense	1.1	7.2
Goodwill impairment	—	(13.7)
Earnings from unconsolidated affiliates, net	6.5	1.4

EBITDA	$17.2	$37.4
Marketing, Supply and Logistics
Revenues	$417.4	$216.8
Costs of product/services sold	366.9	180.7
Operations and maintenance expense	15.2	16.8
Goodwill impairment	—	(87.4)

EBITDA	$35.3	$(68.1)
Total Segment EBITDA	$119.0	$27.6
Corporate	(26.3)	(22.9)

EBITDA	$92.7	$4.7

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CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended March 31,
	2017	2016
Gathering and Processing (MMcf/d)
Bakken - Arrow	49.2	44.0
Marcellus	359.9	463.6
Barnett	331.1	299.7
Permian	38.9	27.1
PRB Niobrara - Jackalope Gas Gathering (a)	47.3	68.9
Other	62.1	88.0

Total gas gathering volumes	888.5	991.3
Processing volumes	208.2	212.6
Compression volumes	466.5	516.7
Arrow Midstream
Bakken Crude oil (MBbls/d)	68.6	68.0
Bakken Water (MBbls/d)	31.5	26.6
Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (a)	35.8	34.4
% of operational capacity contracted	100%	99%
Firm storage services (MMcf/d) (a)	286.0	288.1
Interruptible storage services (MMcf/d) (a)	1.0	22.7
Northeast Transportation - firm contracted capacity (MMcf/d) (a)	1,412.1	1,353.0
% of operational capacity contracted	80%	87%
Firm services (MMcf/d) (a)	1,318.7	1,028.4
Interruptible services (MMcf/d) (a)	75.9	117.5
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	31.1	29.2
% of operational capacity contracted	81%	76%
Firm storage services (MMcf/d) (a)	295.8	167.6
Interruptible services (MMcf/d) (a)	37.9	99.4
COLT Hub
Rail loading (MBbls/d)	57.9	83.5
Outbound pipeline (MBbls/d) (b)	9.5	18.5
Marketing, Supply and Logistics
Crude barrels trucked (MBbls/d)	7.1	13.0
NGL Operations
Supply & Logistics volumes sold (MBbls/d)	93.0	88.1
West Coast volumes sold or processed (MBbls/d)	26.3	20.3
NGL volumes trucked (MBbls/d)	64.2	59.8

(a)	Represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal. Total outbound pipeline throughput and receivables were 12.2 MBbls/d and 45.7 MBbls/d for the three months ended March 31, 2017 and 2016.